UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      THE COMMUNITY DEVELOPMENT FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            6255 CHAPMAN FIELD DRIVE
                              MIAMI, FLORIDA 33156

Telephone Number (including area code):  (305) 663-0100

Name and address of agent for service of process:

                            KENNETH H. THOMAS, PH.D.
                            6255 Chapman Field Drive
                              Miami, Florida 33156

                                    Copy to:
                             TIMOTHY W. LEVIN, ESQ.
                          Morgan, Lewis & Bockius LLP
                               1701 Market Street
                          Philadelphia, PA 19103-2921



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   No [ ]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Miami, State of Florida on the 30th day of July, 2015.


                                        THE COMMUNITY DEVELOPMENT FUND

                                        By:     /s/ Kenneth H. Thomas
                                                ---------------------
                                                Name: Kenneth H. Thomas, Ph.D.
                                                Title: Director



Attest:  /s/Felix Hernandez
         ------------------
Name:    Felix Jose Hernandez
Title:   Analyst